Exhibit 5.2

CONSENT OF HERBERT A. SMITH

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Report titled “NI 43-101 Technical Report Update on the Ying Ag-Pb-Zn Property in Henan Province, People’s Republic of China” dated August 28, 2024, which is included in, or incorporated by reference into, the Registration Statement on Form F-10, being filed with the United States Securities and Exchange Commission and any amendments and exhibits thereto, of Silvercorp Metals Inc.

/s/ Herbert A. Smith
Name: Herbert A. Smith, P.Eng. (BC, AB, ON, NT), MSc, BSc
Title: Senior Principal Mining Engineer
AMC Mining Consultants (Canada) Ltd.
Date: September 4, 2025